Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-203664

XCEL ENERGY INC.

(a Minnesota corporation)

$300,000,000 2.60% SENIOR NOTES, SERIES DUE MARCH 15, 2022

$500,000,000 3.35% SENIOR NOTES, SERIES DUE DECEMBER 1, 2026

Issuer:	Xcel Energy Inc. (a Minnesota corporation)
Issue Format:	SEC Registered
Ratings*:	A3/BBB+/BBB+ (Moody’s/Standard & Poor’s/Fitch)
Security Type:	Senior Notes
Pricing Date:	November 28, 2016

Settlement Date:	December 1, 2016 (T+3)

	2022 Notes	2026 Notes

Principal Amount:	$300,000,000	$500,000,000

Maturity Date:	March 15, 2022	December 1, 2026

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning on March 15, 2017	Semi-annually on June 1 and December 1, beginning on June 1, 2017

Reference Benchmark:	1.75% due November 30, 2021	2.00% due November 15, 2026

Benchmark Price:	99-23+	97-04+

Benchmark Yield:	1.806%	2.323%

Re-offer Spread:	+80 bps	+105 bps

Re-offer Yield:	2.606%	3.373%

Coupon:	2.60%	3.35%

Price to Public:	99.973% of principal amount	99.806% of principal amount

Net Proceeds to Issuer:	$298,119,000 (before transaction expenses)	$495,780,000 (before transaction expenses)

Make-Whole Call:	Prior to February 15, 2022 (the par call date for the 2022 Notes), T+15 bps (calculated to the par call date for the 2022 Notes)	Prior to June 1, 2026 (the par call date for the 2026 Notes), T+20 bps (calculated to the par call date for the 2026 Notes)

Par Call:	On or after February 15, 2022, at par	On or after June 1, 2026, at par

Minimum Denominations:	$2,000 and integral multiples of $1,000 thereof	$2,000 and integral multiples of $1,000 thereof

CUSIP/ISIN:	98389BAT7 / US98389BAT70	98389BAU4 / US98389BAU44

Joint Book-Running Managers:	Barclays Capital Inc. Morgan Stanley & Co. LLC MUFG Securities Americas Inc. BMO Capital Markets Corp. TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 or MUFG Securities Americas Inc. toll free at 1-877-649-6848.